EXHIBIT 10.1

EMPLOYMENT AGREEMENT (this “Agreement”) dated August 11, 2023, by and among BERRY GLOBAL INC., a Delaware corporation (the “Company”), BERRY GLOBAL GROUP, INC., a Delaware corporation (the “Parent” and collectively with the Company, the “Employer”) and Kevin Kwilinski (the “Executive”).
WHEREAS, the Company and the Parent each desire to employ the Executive as Chief Executive Officer and the Executive desires to be employed by the Company and the Parent as Chief Executive Officer effective as of October 2, 2023 (such date, the “Effective Date”);
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1. Employment Period.
The initial term of the Executive’s employment will commence on the Effective Date, and end on the fifth anniversary of the Effective Date (the “Initial Employment Period”), unless terminated earlier pursuant to Section 3 of this Agreement; provided, however, that as of the expiration date of each of (i) the Initial Employment Period and (ii) if applicable, any Renewal Period (as defined below), the Employment Period will automatically be extended for a one-year period (each, a “Renewal Period”), unless either party gives at least ninety (90) days written notice prior to such expiration date of its intention not to renew the Employment Period (the Initial Employment Period together with each subsequent Renewal Period shall constitute the “Employment Period”). A notice of nonrenewal by the Employer accompanied by a termination of employment by the Employer at the expiration of the Employment Period shall be treated as a termination without Cause. The Employment Period shall automatically end upon termination of the Executive’s employment for any reason. Upon the Executive’s termination of employment with the Employer for any reason, he shall immediately resign all positions (including directorships) with the Employer or any Affiliate. For purposes of this Agreement, an “Affiliate” means (a) any person, firm, corporation, partnership, association or entity of which the Company or the Parent, as applicable, directly or indirectly or through one or more intermediaries, owns equity securities possessing fifty percent (50%) or more of the total combined voting power of all classes of equity securities and (b) any “Affiliate” as defined in the Berry Global Group, Inc. 2015 Long-Term Incentive Plan (the “Long-Term Incentive Plan”).
Section 2. Terms of Employment.
(a) Position. During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company and as the Chief Executive Officer of the Parent and perform such duties and responsibilities customary to such positions. The Executive shall report to the Board of Directors of the Company (the “Board”) with respect to his service for the Company and the Board of Directors of the Parent (the “Parent Board”) with respect to his service for the Parent. If elected, the Executive shall also serve as a member of the Board and as a member of the Parent Board or any other board of directors or similar governing body of the Company, the Parent, or any Affiliate, without additional compensation for such service. At the request of the Company or Parent, as applicable, the Executive shall also serve as an officer of any Affiliate without additional compensation.

(b) Duties. During the Employment Period, the Executive agrees to devote substantially all of his business time and efforts to the business and affairs of the Employer. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from (i) serving on civic or charitable boards or committees, (ii) delivering lectures or fulfilling speaking engagements and (iii) managing personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder. With the consent of the Board, Executive may serve on the board of directors of one other for-profit entity. Executive agrees to discharge his duties in compliance with all Employer policies as in effect from time to time.
(c) Compensation.
(i) Base Salary. During the Employment Period, the Executive shall receive an initial annual base salary in an amount equal to $1,050,000 (as may be adjusted from time to time, the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Employer (but no less frequently than in equal monthly installments). The Annual Base Salary will be reviewed by the Parent Board or the Compensation Committee of the Parent Board (the “Compensation Committee”) or its designee annually for adjustments.
(ii) Bonuses. During the Employment Period, the Parent shall establish an annual bonus plan for each fiscal year of the Parent (the “Plan”) pursuant to which the Executive will be eligible to receive a target annual bonus in an amount equal to one hundred twenty-five percent (125%) of Base Salary (the “Bonus”). The Parent Board or the Compensation Committee will administer the Plan and establish performance objectives for each year. The Executive’s Bonus will be determined based on the achievement of such performance objectives for the applicable year, provided that the Parent Board and/or the Compensation Committee may provide discretionary bonuses to the Executive. The timing of Bonus payments shall be in accordance with the Employer’s policies generally.
(iii) Benefits. During the Employment Period, the Executive shall be entitled to participate in employee benefit plans generally made available to senior executives of the Company and the Parent, subject to the terms of such plans; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program.
(iv) Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performance of his duties hereunder provided that the Executive provides all necessary documentation in accordance with any applicable Employer policy. The Employer, from time to time throughout the Employment Period, upon receipt of proper documentation, will reimburse the Executive for (i) all reasonable relocation expenses (including without limitation expenses of movers, storage companies, travel and lodging expenses to find  new  housing  and  other  related moving expenses, including any costs (exclusive of purchase price) associated with the Executive’s initial purchase of a primary residence (e.g., broker’s commissions or taxes), and including costs associated with the sale of the Executive’s existing primary residence  (e.g.,  broker’s  commissions  of up to 6% capped at $45,000 (taxable income) or  taxes))  incurred in moving from  the Executive’s current residence to Evansville, Indiana (and any subsequent move required of the Executive by the Employer) and (ii) up to twelve (12) months of reasonable travel expenses for the Executive and his spouse to, and from, Evansville, Indiana and the  Executive’s  existing  primary  residence as of  the date of this Agreement in connection with the Executive’s relocation to  Evansville,  Indiana.  In addition, the Executive will receive a payment of one month’s salary capped at $17,000 to cover miscellaneous relocation expenses as soon as the Executive initiates the formal relocation process. Notwithstanding the foregoing, in the event that the Executive’s employment with the Employer terminates prior to the six-month anniversary of the Effective Date due to a termination by the Employer for Cause or by the Executive without Good Reason, the Executive shall repay the Employer all relocation expenses previously reimbursed by the Employer pursuant to this Section 2(c)(iv), and shall have no further entitlement to any reimbursements pursuant to this Section 2(c)(iv).

(v) Vacation and Holidays. During the Employment Period, the Executive shall be entitled to five (5) weeks per annum of paid vacation, which will be taken in accordance with Employer policy.
(vi) Equity Compensation and Long-Term Incentive Plan. The Executive shall receive an initial equity award grant in the form of restricted stock, which grant shall be valued at Nine Million Dollars ($9,000,000) such grant will be made as soon as practicable following the Effective Date of this Agreement, and shall vest at a rate of 1/3 each year over a three-year period, provided, however, that this grant shall vest immediately upon the occurrence of any of the following events: the Employer terminates this Agreement without “Cause;” the Executive terminates this Agreement for a “Good Reason;” or the Executive’s death.  The Executive shall also receive an award under the Long-Term Incentive Plan in an amount equal to Seven Million, Two Hundred Thousand Dollars ($7,200,000), which grant shall be made in the next regular grant cycle under such plan (November 2023).  The initial equity award grant and the Long-Term Incentive Plan award shall be subject to the terms of the applicable plan under which such grant and award are made.  Executive shall be entitled to further annual equity compensation awards from the Employer to the extent provided by, and subject to the terms of, any plan, program, or agreement applicable to the Executive and subject to approval by the Compensation Committee.
(vii) Commuter Assistance.  For a period of one (1) year from the Effective Date of this Agreement, the Employer shall (a) provide weekly air service to Executive and (b) a corporate apartment as agreed by the Company, for Executive to commute between Evansville, Indiana and Executive’s primary residence as of the date of this Agreement.
(viii) Use of Company aircraft in accordance with Company policy and guidelines;

(d) Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company, the Parent, or any Affiliate of either of them, which is subject to recovery under any law, government regulation, stock exchange listing requirement, or policy adopted by the Board or Parent Board, including but not limited to the Berry Global Group, Inc. Compensation Recoupment Policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or policy.
Section 3. Termination of Employment.
(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. If the Executive suffers a  Disability  during  the Employment Period (pursuant to the  definition  of  Disability  set  forth  below),  the  Employer  may give the Executive written notice in accordance with Section 11(h) of their intention to terminate the Executive’s employment. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs  the Executive’s  ability  to perform  substantially  Executive’s  duties  for a period of at least ninety (90) days in any 365-day period. Whether the Executive has incurred a “Disability” shall be determined by a physician selected by the Employer or its insurers, which physician is reasonably acceptable to the Executive (or the Executive’s legal representative).
(b) Cause. The Executive’s employment may be terminated at any time by the Employer for Cause. For purposes of this Agreement, “Cause” shall mean (i) the Executive’s indictment, conviction or pleading of guilty or nolo contendere to a felony or a crime of moral turpitude; (ii) the Executive’s willful commission of a material act of dishonesty involving the Parent, the Company, or any Affiliate; (iii) the Executive’s material breach of his obligations hereunder or any other agreement entered into between the Executive and the Parent, the Company, or any Affiliate; (iv) willful misconduct or willful neglect of or failure to perform his duties (other than neglect or failure due solely to Executive’s illness or other involuntary mental or physical disability); (v) the Executive’s material breach of the Company’s or Parent’s policies or procedures; or (vi) any other willful misconduct by the Executive which causes material harm to the Company, the Parent or any Affiliate or their business reputations, including due to any adverse publicity. A termination will not be for “Cause” under (iii), (iv), (v) or (vi) above unless the Employer shall have given the Executive at least thirty (30) days’ prior written notice describing the alleged action(s) and then only if the Executive has not cured such actions (provided that, in the event such breach is not curable in the reasonable judgment of the Parent Board, no notice period shall be required). For purposes of clauses (ii) and (iv), no act or failure to act on the part of Executive shall be considered “willful” unless it is done or omitted to be done, by the Executive in bad faith.
(c) Termination Without Cause. The Employer may terminate the Executive’s employment hereunder without Cause at any time upon at least thirty (30) days prior written notice.

(d) Good Reason. The Executive’s employment may be terminated at any time by the Executive for Good Reason. For purposes  of this Agreement, “Good Reason” means the occurrence of any one of the following: (i) a material diminution in the Executive’s duties other than as agreed in writing by the Executive; (ii) the Executive is asked to report other than directly to the Parent Board or the Board; (iii) a material reduction by the Employer of the Executive’s Annual Base Salary or target cash compensation in effect at the time, except in accordance with a Corporation policy generally affecting other senior executives; (iv) failure by the Employer to comply with any material provision of this Agreement; (v) relocation of the Executive’s primary work location for the Employer to a location that is both (a) outside of the State of Indiana and (b) results in an increase of more than fifty (50) miles in the commute of the Executive when compared with Employer’s commute immediately prior to such relocation (provided that the relocation of the Executive’s primary work location to Evansville, Indiana in connection with Executive becoming Chief Executive Officer of the Company and the Parent will not give rise to Good Reason, provided, should the Company and Parent, or the Board of Directors decide that the Company Headquarters should move outside of Evansville, Indiana, such decision and resulting move will not give rise to Good Reason; or (vi) if any successor-in-interest to the Parent or the Company fails to assume all of the obligations of the Employer under this Agreement; provided, however, that for Executive to be able to resign for Good Reason, Executive must, within ninety (90) days of the date the Executive becomes  aware  of any of  the foregoing conditions,  provide notice to the Employer of the circumstances or events  claimed  to  give rise to the applicable condition, the Employer fails to cure such circumstances or event within thirty (30) days following such notice, and the Executive actually resigns his employment hereunder within thirty (30) days following the Employer’s failure to cure the condition claimed to give rise to “Good Reason”.
(e) Voluntary Without Good Reason. The Executive may terminate his employment hereunder at any time without Good Reason upon at least thirty (30) days’ prior written notice.
(f) Notice of Termination. Any termination by the Employer for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(i) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer hereunder or preclude the Executive or the Employer from asserting such fact or circumstance in enforcing the Executive’s or the Employer’s rights hereunder, provided that the Employer may not treat the Executive as terminated for Cause unless the notice of termination cites any applicable Cause event and gives the Executive the opportunity to cure, if so provided under the terms of the Cause definition. A Notice of Termination from either the Parent or the Company, or both, shall be treated as an effective Notice of Termination from the Employer.

(g) Date of Termination. “Date of Termination” means the earlier of the date of the Executive’s “separation  from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or death.
(h) No Mitigation; No Offset. The Executive shall have no obligation to mitigate any amounts due hereunder and the amount due hereunder shall not be offset by amounts earned from future employers.
Section 4. Obligations of the Employer upon Termination.
(a) With Good Reason; Other Than for Cause. If the Executive’s employment is terminated by the Employer other than for Cause (and is not terminated due to the Executive’s death or Disability) or by the Executive for Good Reason, then, subject to Section 4(d) and Section 8, the Employer will provide the Executive with the following payments and/ or benefits:
(i) The Employer will pay to the Executive (x) in a lump sum within thirty (30) days following such termination (1) the Annual Base Salary earned through the Date of Termination to the extent not theretofore paid, (2) any accrued but unused vacation, and (3) any incurred but unreimbursed expenses; (y) when bonuses are otherwise paid in accordance with the applicable bonus plan, to the extent not previously paid, any Bonus earned for any year prior to the year in which the Date of Termination occurs, to the extent that the Executive is employed on the last day of the applicable bonus period and such Bonus shall be paid in accordance with the terms of such plan; and (z) any amounts due under any benefit plan, program or practice or any payroll practice (the “Accrued Obligations”);
(ii) The Employer will pay one and a half (1.5) multiplied by the sum of the Executive’s then current Annual Base Salary as of the Date of Termination;
(iii) Solely in the case of a termination of employment within two (2) years following a “Change in Control” (as defined in the Berry Global Group, Inc. 2015 Long-Term Incentive Plan), the Employer will pay the Executive’s then current target annual bonus, with such total amount payable for the period beginning on the Date of Termination until eighteen (18) months after the Date of Termination (the “Severance Period”) in the same manner as the Executive’s Base Salary was paid prior to the Termination Date;
(iv) The Employer will pay the Executive a prorated Bonus for the year in which termination occurs, based on actual performance for such year and the relative period of the year during which Executive was employed, the amount of which prorated Bonus, if any, shall be determined and paid within the first two and one half (2 1/2) months of the year immediately following the end of the year to which such Bonus relates and in accordance with the terms of the plan (the “Final Year Pro-Rata Bonus”); and
(v) During the Severance Period, the Employer will pay to the Executive each month an additional taxable amount equal to the monthly amount of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) continuation coverage premium under the Employer’s group medical plans as in effect from time to time for coverage of Executive and Executive’s covered dependents at the time of Executive’s termination of employment for the period Executive is eligible for COBRA continuation coverage, less the amount of the Executive’s portion of the premium as if Executive was an active employee; provided, however, that, in the event the Executive becomes reemployed with another employer and is eligible to receive medical benefits under any employer provided plan, the payment described in this Section 4(a)(iv) shall not be provided by the Employer during such applicable period of eligibility (the “Health Payments”). Nothing herein shall limit the rights of the Executive or any other person who is a “qualified beneficiary” (as defined by COBRA) by virtue of his or her relationship to the Executive from electing or continuing COBRA continuation coverage to the extent provided by COBRA and the terms of the Employer’s group medical plan.

Notwithstanding the foregoing provisions of this Section 4(a), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (with such classification to be determined in accordance with the methodology established by the applicable employer (or, if none, the default method)) (a  “Specified Employee”), cash severance amounts that are nonqualified deferred compensation (within the meaning of Section 409A of the Code) and that would otherwise be payable under this Section 4 during the six-month period immediately following the Date of Termination shall,  to the extent necessary to avoid accelerated or additional tax under Section 409A of the Code, instead be paid on the earlier of (x) the fust business day after the date that is six (6) months following the Executive’s “separation from service” within the meaning of Section 409A of the Code and (y) Executive’s death (the “409A Payment Date”).
Other than as set forth in this Section 4(a), in the event of a termination of the Executive’s employment by the Employer without Cause (and other than due to the Executive’s death or Disability) or by the Executive for Good Reason, the Employer shall have no further obligation to the Executive under this Agreement other than the obligation to indemnify the Executive and, if and where applicable, to provide directors and officers liability insurance pursuant to Section 10.
(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, then the Employer will pay the Executive or his legal representatives the Accrued Obligations. Thereafter, the Employer shall have no further obligation to the Executive under this Agreement other than the obligation to indemnify the Executive and, if and where applicable, to provide directors and officers liability insurance pursuant to Section 10.
(c) Cause; Other than for Good Reason. If the Executive’s employment is terminated by the Employer for Cause or by the Executive without Good Reason, then the Employer shall have no further payment obligations to Executive other than for payment of the Accrued Obligations. Thereafter, the Employer shall have no further obligation to the Executive, other than the obligation to indemnify the Executive and, if and where applicable, to provide directors and officers liability insurance pursuant to Section 10, provided, however, that the Employer shall have no obligation to indemnify the Executive or to cover the Executive under any applicable directors and officers liability insurance policy for any act resulting in his termination for Cause.
(d) Separation Agreement and General Release. The Employer’s obligations to make payments under Sections 4(a) (other than the Accrued Obligations) will be conditioned on the Executive or his legal representatives executing and delivering a separation agreement and general release of the Employer and Affiliates and their respective successors and assigns (and the officers and directors of such entities) in substantially the form annexed hereto as Exhibit A (as the same may be updated from time to time by the Employer as necessary to reflect changes in the law or otherwise in the Employer’s discretion) not later than the twenty-first (21st) day that follows the Date of Termination and not revoking such separation agreement and general release, if the ability to revoke is provided therein. If the Executive complies with this Section 4(d), payments will commence no later than the sixtieth (60th) day following the Date of Termination and shall include all accrued installments from the Date of Termination until the payment date; provided that if the period to consider, execute, and revoke (if applicable) the separation agreement and general release begins in one calendar year and ends in the following calendar year, such payments will not begin before the first day of the following calendar year to the extent necessary to prevent the imposition of additional tax under Section 409A of the Code.
Section 5. Nondisclosure and Nonuse of Confidential Information.
(a) From and after the date hereof, the Executive shall not use or disclose to any person, firm, company or other business entity (other than any officer, director, employee, Affiliate, or representative of the Parent or the Company), except as required in connection with the performance of the Executive’s duties under and in compliance with the terms of this Agreement and as required or permitted by law or judicial process, any Confidential Information (as hereinafter defined) for any reason or purpose whatsoever, nor shall the Executive make use of any of the Confidential Information for the Executive’s purposes or for the benefit of any person or entity except the Employer. Nothing in this Agreement, however, is intended to prohibit, limit, or discourage Executive from (i) reporting possible violations of law to, filing a charge or complaint with, or communicating with the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state, or local agency (“Government Agencies”), without notice to the Employer, or (ii) participating in an investigation or proceeding conducted by any Government Agencies, including providing documents or other information, without notice to the Employer.
(b) For purposes of this Agreement, “Confidential Information” shall mean (i) the Intellectual Property Rights (as hereinafter defined) of the Parent, the Company, or any Affiliates (collectively, the “Company Group”), (ii) all other information of a proprietary nature relating to the Company Group, or the business or assets of the Company  Group, including, without limitation, books, records, customer and registered user lists, vendor lists, supplier lists, distribution channels, pricing information, cost information, marketing plans, strategies, forecasts, financial statements, budgets and projections and (iii) any confidential and proprietary information in the possession  of the Company Group or any customer of the Company Group or any other  third party other than information which is generally within the public domain at the time of the receipt thereof by Executive or at the time of use or disclosure of such Confidential Information by Executive other than as a result of the breach by Executive of this Agreement. “Confidential Information” does not include information: (i) which is now, or hereafter becomes, generally available to the public thorough any means except for Executive’s breach of this Agreement; (ii) which Executive can show was already lawfully in his possession when first disclosed by the Company Group and which was not acquired directly or indirectly from the Company Group; (iii) which has been lawfully acquired from a third party who did not obtain it under a pledge of secrecy to the Company Group; (iv) which has been independently developed by the Executive before the Effective Date as evidenced by written records; and (v) the disclosure of which is required by governmental regulation or an order from a court of competent jurisdiction.

(c) As used herein, the term “Intellectual Property Rights” means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, certificates of public convenience and necessity, franchises, licenses, trade secrets, proprietary processes and fo1mulae, inventions, development tools, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.
(d) Pursuant to the Defend Trade Secrets  Act  of  2016,  Executive  shall not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret as long as the disclosure is made: (i) in confidence  to a federal,  state,  or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in  a complaint  or  other  document  filed in  a lawsuit or other proceeding, as long as such filing is made under seal.  In  the event a disclosure is  made,  and the Executive files a lawsuit against the Employer alleging that the Employer retaliated  against Executive because of such disclosure, the Executive  may disclose  the relevant  trade  secret  to his  or her attorney and may use the same in the  court  proceeding  only if  (i)  Executive  ensures  that any court filing that includes the trade secret at issue is made under seal; and (ii) Executive does  not otherwise disclose the trade secret except as required by court order.
Section 6. Inventions and Assignment.
(a) Executive agrees that all discoveries, creations, inventions, improvements, innovations, designs, and software, whether patentable or not (including all data and records), which Executive creates, invents, discovers, originates or conceives, solely or jointly with others, during the term of his or her engagement by the Company Group, and (i) which were conceived or developed while he or she was on the Company Group’s premises or during his or her working hours; or (ii) which were conceived or developed at the Company Group’s expense; or (ii) which in any way relate to or are or may be useful in connection with the actual business for the Company Group or business being developed by the Company Group, will be called “Inventions” and will be and will remain the sole and exclusive property of the Company Group.
(b) Executive agrees to disclose promptly and fully to the Employer (to one of the Employer’s directors or officers) each Invention. Executive agrees to, and does hereby, assign to the Company Group his or her entire right, title and interest in and to all of the Inventions and any related U.S. or foreign patents and patent applications. Executive agrees to promptly take whatever steps and do whatever acts that the Company Group may request to convey to itself or perfect in itself the exclusive ownership of such Inventions and Executive will help the Company Group in obtaining, defending and enforcing its rights in the Inventions, including, but not limited to, assisting the Company Group, or its nominees, in filing and prosecuting applications to claim such Inventions. The Company Group will bear all expenses it authorizes to be incurred in connection with such activity.

Section 7. Non-Solicitation; Non-Compete.
(a) Executive agrees that Executive will not, at any time during the employer/ employee relationship between the Employer and Executive and for two (2) years after the Executive’s separation of employment from the Employer (i) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business (as defined below) directly competing with the business of the Employer within the state in which Executive is employed or any other state of the United States or any country other than the United States in which the Company Group is doing business, whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing  Business,  (ii)  assist  others in engaging in any Competing Business in the manner described in clause (i) above, (iii) induce or solicit individuals who are, or were at any time in the twelve (12) months preceding the Determination Date, employees of the Company Group to terminate their employment with the Company Group or to engage in any Competing Business, or hire, or induce or solicit (or assist others to hire or induce or solicit) the hiring of, individuals then employed, or employed at any time in the preceding twelve (12) months, by the Company Group or (iv) induce any entity or person with which the Company Group has a business relationship to terminate or alter such business relationship. As used herein, “Competing Business” shall mean any business involving the sale of products in any city or county in any state of the United States or any country other than the United States if such business or the products sold by it are competitive, directly or indirectly, as of the Determination Date with (A) the business of the Company Group, (B) any of the products manufactured, sold or distributed by the Company Group or (C) any products or business being developed or conducted by the Company Group. As used herein, the “Determination Date” is, during the Executive’s employment through the Date of Termination.
(b) The Executive understands that the foregoing restrictions may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company Group, but Executive nevertheless believes that Executive has received and will receive sufficient consideration and other benefits as an employee of the Employer and as otherwise provided hereunder to justify clearly such restrictions which, in any event (given Executive’s education, skills and ability), Executive does not believe would prevent Executive from earning a living.
Section 8. Severance Payments Ceasing.
In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Employer, the Executive agrees that any violation of the covenants in Sections 5 through 7, as reasonably determined by the Parent Board, will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under Section 4, if applicable. The Executive further agrees that should the Executive breach any of the covenants contained in Sections 5 through 7 of this Agreement, as reasonably determined by the Parent Board, the Executive shall repay to the Employer any amounts previously received by the Executive pursuant to Section 4 that are attributable to that portion of the payments paid for the period during which the Executive was in breach of any of the covenants.

Section 9. Executive’s Representations, Warranties and Covenants.
 The Executive hereby represents and warrants to the Employer that:
(a) The Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Executive;
(b) The execution, delivery and performance of this Agreement by the Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject;
(c) The Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person; and
(d) Upon the execution and delivery of this Agreement by the Company, the Parent, and the Executive, this Agreement will be a legal, valid and binding obligation of the Executive, enforceable in accordance with its terms.
Section 10. Indemnification.
The Employer shall indemnify the Executive to the maximum extent permitted under the General Corporate Law of Delaware for acts taken within the scope of his employment and his service as an officer or director of the Company, Parent or any Affiliate or as a fiduciary of a benefit plan of any of the foregoing. To the extent that the Employer or any of the other aforesaid entities for which the Executive is performing services as either an officer or director obtains coverage under a director and officer indemnification policy, the Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Employer or any of such other aforesaid entities.
Section 11. General Provisions.
(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral.
(c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(d) Successors and Assigns.
(i) This Agreement is personal to the Executive and without the prior written consent of the Company and the Parent shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and the Parent and its successors and assigns. As used in this Agreement, “Company” or “Parent” as applicable, shall mean the Company or the Parent, as applicable, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(e) Apportionment of Obligations. Except as the provisions of this Agreement expressly provide otherwise, the obligations for the payment of the amounts otherwise payable pursuant to this Agreement shall be apportioned between the Company and the Parent as they may agree from time to time in their sole discretion.
(f) Governing Law; Forum. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA, WITHOUT GNING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF INDIANA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF INDIANA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAWS OF THE STATE OF INDIANA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. The Parties agree that the appropriate state or federal court located in or embracing Evansville, Indiana shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be the exclusive forum in which to adjudicate such case or controversy. The Parties hereby consent to the jurisdiction of such courts.

(g) Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Sections 5, 6, or 7 of this Agreement will cause the Employer irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Employer elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Employer’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Employer shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Employer for such breach, including the recovery of money damages. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any judgment or verdict.
(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, the Parent, and the Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
(i) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid)  to the recipient at the address below indicated, or at such other address or to the attention of such other person as the recipient party has specified, by prior written notice to the sending party, or, except for Notice of Employment Termination  and/or notice of a contract performance, or breach issue, notices sent by email followed by computer-generated confirmation(s) that the email was both sent and received. Notices will be deemed to have been given hereunder and received  when delivered personally, when received if transmitted via telecopier, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

If to the Employer, to:
Berry Global, Inc.
101 Oakley Street
Evansville, Indiana 47710
Facsimile: (812) 434-9425
Attention: General Counsel
with a copy (which shall not constitute notice) to:
Littler Mendelson, P.C.
620 South Tryon Street, Suite 950
Charlotte, NC 28202
Facsimile: (704) 731-0793
Attention: J. René Toadvine
If to the Executive, to the Executive’s address on the Company’s records. A notice by either the Parent or the Company shall be effective for the Employer.
(j) Section 409A.
(i) This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.
(ii) All reimbursements and in-kind benefits provided under this Agreement that constitute nonqualified  deferred  compensation  within  the meaning  of  Section  409A of the Code shall be made or provided in accordance with the requirements of Section 409A  of  the Code, including, without limitation, that (A)  in  no  event  shall  reimbursements  by  the  Employer under this Agreement be made later than the end of  the  calendar  year  next  following  the  calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days  before  the end of  the calendar year next following the calendar year in which such fees and expenses were incurred or sooner to the extent required by an Employment Policy, (B) the amount of in-kind benefits that the Employer is obligated to pay or provide in any given calendar  year  (other  than  medical reimbursements  described in Treas. Regs.§ 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Employer  is obligated to pay or provide in any other calendar  year,  (C)  the  Executive’s  right  to  have  the Employer pay or provide such reimbursements and in-kind benefits  may  not  be liquidated  or exchanged for any other benefit, and (D) in no event shall the Employer’s obligations to make such reimbursements or to provide such in-kind  benefits  apply  later  than  the  Executive’s  remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date).
(iii) To the extent permissible under applicable law, the Employer may in consultation with the Executive but without Executive’s consent, modify the Agreement, in the least restrictive manner necessary and without any material diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

(k) Sections 280G and 4999. Notwithstanding anything in this Agreement or in any other agreement between the Executive and the Parent, the Company or any Affiliate to the contrary, if the total payments to be paid to the Executive hereunder, along with any other payments to the Executive, would result in the Executive being subject to the excise tax imposed by Code Section 4999, the Employer shall reduce the aggregate payments to the largest amount which can be paid to the Executive without triggering the excise tax, but only if and to the extent that such reduction would result in the Executive retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by the Executive will be made by the Employer. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments.
(l) Withholding. The Employer may withhold from any amounts payable or benefits to be provided to the Executive under this Employment Agreement or otherwise all Federal, state, city or other taxes and other amounts that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.
(m) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.
(n) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
(o) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
(p) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(q) Legal Fees. The Employer shall pay for the reasonable legal fees and disbursements incurred by the Executive in negotiating this Agreement up to a maximum of $35,000.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the  date first written above.
BERRY GLOBAL GROUP, INC.
By: /s/Jeffrey L. Bennett
Name: Jeffrey L Bennett
Title: EVP & CHRO

BERRY GLOBAL, INC.

By: /s/Jeffrey L. Bennett
Name: Jeffrey L Bennett
Title: EVP & CHRO

(CANDIDATE)
Signature:  /s/Kevin Kwilinski

EXHIBIT A
Waiver and Release
1. This Waiver and Release Agreement (“Release”) is made and entered into by and between the Executive and Berry Global, Inc. (“the Company”). If applicable, Executive agrees to (a) immediately resign from all Board of Directors, committee, and other memberships Executive holds by virtue of Executive’s employment with the Company, and (b) cooperate reasonably with the Company in connection with all transition and other matters arising out of any such memberships and positions.
2. In exchange for the Consideration provided by the Company as set forth in Executive’s Employment Agreement, Executive, for Executive personally and Executive’s representatives, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Release as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, individually or as part of a group action, known or unknown, as a result of actions or omissions occurring through the date Executive signs this Waiver and Release (“Release”). Specifically included in this Release are, among other things, any and all claims of alleged refusal to accommodate or unlawful discrimination prohibited by Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA), the National Labor Relations Act (NLRA), the federal Worker Adjustment and Retraining Notification (WARN) Act; the Indiana Civil Rights Law; any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged tortious act resulting in physical injury, emotional distress, or damage to reputation or other damages; or any other claim or cause of action under common law for tort, contract, or wrongful discharge.
3. Nothing in this Release is intended to waive claims or recovery of an award (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Executive signs this Agreement, (iii) that may arise after Executive signs this Agreement,  (iv)  for reimbursement  of  expenses  under  the Company’s expense reimbursement policies, (v) for information provided to the Securities and Exchange Commission (“SEC”), or (vi) which cannot be released by private agreement. In addition, nothing in this Agreement is intended to prohibit, limit, or discourage Executive  from   (i) reporting possible violations of law to, filing a charge or complaint with, or communicating with the Equal Employment Opportunity Commission, the SEC, or any other federal, state or local agency (collectively “Government Agencies”), without notice to the Company, or (ii) participating in an investigation or proceeding conducted by any Government Agencies, including providing documents or other information, without notice to the Company. By signing this Agreement, however, Executive is waiving rights to individual relief (including any money damages, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except where such a waiver of individual relief is prohibited by applicable law, or is otherwise expressly allowed by this Agreement.

4. Executive acknowledges (i) receipt of all compensation and benefits due through Executive’s termination date as a result of services performed  for the Company  with the receipt of a final paycheck except as provided in this Release; (ii) Executive has reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of Executive’s or a family member’s health condition and Executive has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) Executive has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of  the Company or any released person or entity, and (v) Executive has not filed any complaints, claims, or actions against the Company or any released person or entity. Any concerns which Executive has reported have been investigated and resolved. The provisions of this Release are severable, and if any part of this Release is found by a court of law to be unenforceable, the remainder of this Release will continue to be valid and effective.
5. The Company advises Executive to consult with an attorney prior to signing this Release. Executive has  twenty-one (21) days to consider whether to sign this Release from the date Executive receives this Release (“Consideration Period”). Executive must return this signed Release to the Company’s representative set forth below within the Consideration Period but not prior to Executive’s date of separation.  If Executive signs and returns this Release before the end of the Consideration Period, it is because Executive freely chose to do so after carefully considering its terms. Additionally, Executive shall have seven days from the date the Executive signs this Release to revoke it by delivering a written notice of revocation within the seven-day revocation period to the same person as whom Executive returned this Release. If the revocation period expires on a weekend or holiday, Executive will have until the end of the next business day to revoke. This Release will become effective on the eighth day after Executive signs it provided Executive does not revoke the Release. Any modification or alteration of any terms of this Release by Executive voids the Release in its entirety. Executive agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period.
6. Executive agrees that Executive will keep the fact, terms and amount of the Consideration and this Release completely confidential and will not disclose any information concerning the Consideration and this Release to anyone.  However, Executive may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes.  Executive may also disclose to his spouse or partner, and to his tax preparer and/or attorney.  Executive agrees to notify such persons of this confidentiality provision.
7. Should any provision of this Release be determined by any court to be wholly or partially illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected, and said illegal, unenforceable or invalid provisions shall be deemed not to be a part of this Release.
8. Executive and Company agree that this Release and any surviving provisions of Executive’s Employment Agreement contain their complete and final agreement and that there are no representations, statements, or agreements which have not been included within these documents. The parties acknowledge that in signing this Release, Executive has not relied upon any representation or statement made by any of the parties or their agents with respect to the subject matter,

9. Executive expressly agrees that he or she has not transferred to any person or entity any rights, causes of action or claims released in this Release.
10. This Release is made and entered into in the State of Indiana, and shall in all respects be interpreted, enforced, and governed by and under the laws of the State of Indiana.  This Release may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original.  Photographic or electronic copies of any such signed counterparts may be used in lieu of the original for any said purpose.
11. If Executive accepts a transfer or is rehired by the Company (including any affiliate) as an Executive, consultant or independent contractor or breaches any of Executive’s obligations under this Release or Executive’s Employment Agreement, the Company may opt to (i) terminate any remaining severance payments that Executive has not yet received or (ii) continue making the severance payments and seek to enforce the obligation that has been breached. In either event, Executive is guaranteed a minimum payment of $1000 under all circumstances as consideration for the release of claims in this Release.
12. This Release does not constitute an admission by the Released Parties of any violation of any federal, state, local or common law, regulation, ordinance or executive order. The Released Parties express deny any such violation.

In exchange for the promises contained in this Release, the Company promises to provide the benefits specified in Executive’s Employment Agreement.
Date:	Name of Company Representative Address Email Fax	Signature

Executive has read and understood this Release,  signs  this Release  waiving valuable  rights, and acknowledges that this Release is final and binding.
Date:	Name Printed	Signature